Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read Sub-Item 77-K of Form N-SAR dated
May 1, 2017, of Edward Jones Money Market Fund and are in agreement with the statements in paragraphs ii and iii. We have no basis to agree or disagree with other statements of the registrant therein.



	/s/ Ernst & Young LLP

Boston, Massachusetts
May 1, 2017